SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

September 22, 2011

Exhibit 8.1
Entergy Louisiana, LLC 446 North Boulevard Baton Rouge, Louisiana 70802
Entergy Louisiana Investment Recovery Funding I, L.L.C. 4809 Jefferson Highway Conference Room 43 Jefferson, Louisiana 70121

Re:	Entergy Louisiana Investment Recovery Funding I, L.L.C.

Ladies and Gentlemen:

We have acted as special counsel to Entergy Louisiana, LLC (“ELL”) and Entergy Louisiana Investment Recovery Funding I, L.L.C., a Louisiana limited liability company (the “Company”), in connection with the issuance and registration of $207,156,000 aggregate principal amount of investment recovery bonds (the “Investment Recovery Bonds”) of the Company.  In that connection, reference is made to the registration statement under the Securities Act of 1933, as amended, of the Company on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance of the Investment Recovery Bonds.  The Investment Recovery Bonds are to be issued under an Indenture (the “Indenture”) between the Company and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”).

We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the proposed authorization, issuance and sale of the Investment Recovery Bonds.  We have examined and relied upon originals, or copies of originals, certified or otherwise identified to our satisfaction of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and other instruments, and examined such questions of law and satisfied ourselves to such matters of fact as we deemed relevant or necessary as a basis for this letter.  In rendering the opinions expressed in this letter, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of any copies thereof submitted to us for examination.  As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company or others.

Based upon the foregoing, it is our opinion that for U.S. federal income tax purposes, (1) the Company will not be treated as a taxable entity separate and apart from ELL and (2) the Investment Recovery Bonds will be treated as debt of ELL.

Our opinion is limited to the United States federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences regarding the transaction referred to above or any other transaction. This opinion is rendered as of the date hereof and is based on the current provisions of the Internal Revenue Code and the Treasury Regulations issued or proposed thereunder, revenue rulings, revenue procedures and other published releases of the Internal Revenue Service and current case law, any of which can change at any time.  Any change could apply retroactively and modify the legal conclusions upon which our opinions are based.  This opinion is rendered as of the date hereof and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, that may be brought to our attention at a later date.

We are furnishing this opinion to you solely in connection with the issuance of the Investment Recovery Bonds described above, and this opinion is not to be relied on, circulated, quoted or otherwise referred to for any other purpose. However, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this Firm in the Prospectus under the section captioned "Prospectus Summary – Tax Status," the Prospectus under the section captioned "Material U.S. Federal Income Tax Consequences," the Prospectus under the section captioned "Legal Matters," and the Prospectus Supplement under the section captioned "Material U.S. Federal Income Tax Consequences."  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships